[CARVER BANCORP, INC. LOGO]

                                                          FOR IMMEDIATE
                                                          RELEASE

Contact: Ruth Pachman/Sarah Zitter Milstein          James Boyle
         Kekst and Company                           Carver Bancorp, Inc.
         (212) 521-4800                              (212) 876-4747, ext. 174


                   CARVER BANCORP, INC. REPORTS FOURTH QUARTER
                          AND FISCAL YEAR 2000 RESULTS

               --EXTRAORDINARY EXPENSES AND ACCOUNTING ADJUSTMENTS
                         LEAD TO LOSSIN FOURTH QUARTER
                                   AND YEAR--

        --COMPANY RESTATES NET INCOME FOR SECOND QUARTER OF FISCAL 2000--

NEW YORK, NEW YORK, May 25, 2000 - Carver Bancorp, Inc. (the "Company" or "Carver") (AMEX: CNY), the holding company for Carver Federal Savings Bank (the "Bank"), today announced its results for the three month period ended March 31, 2000 and the twelve month period ended March 31, 2000.

Carver reported a net loss of $2.7 million, or $1.23 per primary share for the fourth quarter of fiscal year 2000, compared to net income of $765,000 or $0.35 per primary share for the fourth quarter of fiscal year 1999. For fiscal year 2000, the Company reported a net loss of $1.1 million, or $0.53 per primary share, compared to a net loss of $4.5 million, or $2.02 per primary share for fiscal year 1999.

The Company also reported that it is restating its net income for the three-month and six-month periods ended September 30, 1999 as well as for the nine-month period ended December 31, 1999. In each instance, the restated earnings are attributable to an adjustment required to reverse an incorrect accounting entry of $415,000 made during the second quarter of fiscal year 2000 which had the effect of increasing net income for the period. For the three-month period ended September 30, 1999 the Company is restating its net income from $675,000, or $0.30 per primary share to $260,000 or $0.12 per primary share. For the six-month period ended September 30, 1999 the Company is restating its net income from $1.5 million or $0.66 per primary share to $1.0 million, or $0.47 per primary share. For the nine-month period ended December 31, 1999 the Company is restating its income from $2.0 million or $0.90 per primary share to $1.6 million, or $0.72 per primary share. The Company intends to file amendments to its quarterly reports on Form 10-Q for the three-month periods ended September 30, 1999 and December 31, 1999.

"While Carver's operations are significantly improved, two extraordinary events negatively impacted our results for the fourth quarter and the year, resulting in a loss for both periods," said Deborah C. Wright, Carver's president and chief executive officer. "First, the proxy fight with BBC Capital Market was costly. Second, to close the books on Carver's previous financial difficulties, in December 1999 we appointed KPMG LLP as our new auditor and in January 2000 we hired a new chief financial officer. After a thorough review of our financial statements in conjunction with our year-end audit, we concluded that adjustments to accounting records were required in several areas. In particular, we determined that certain assets were no longer recoverable and should be expensed and that increases to expenses associated with certain of the Company's benefit plans were required. These adjustments, coupled with proxy fight expenses, offset solid gains in the Company's fourth quarter net interest income."

"From the time I took office on June 1st, I was determined to put Carver's financial issues behind us and instill a new standard of fiscal discipline," Ms. Wright said. "In light of the longstanding nature of these issues, I knew that this goal would not be achieved overnight. Nevertheless, we have taken dramatic steps to turn Carver around, including an intensive financial, operational and personnel housecleaning. Although these accounting adjustments hurt our bottom line in the short term, they were necessary to ensure that Carver moves forward from the most solid financial position possible."

Ms. Wright added, "We have made considerable progress on the operational front, as we move aggressively to implement our business strategy of rebuilding our platform to address the growing financial services needs of African- and Caribbean-Americans. In the past ten months we have raised $2.5 million in strategic equity capital to fund new growth, hired new senior executives with strong retail banking, lending and technology experience, and divested our Roosevelt, Long Island branch--a first step in rationalizing our cost structure and re-positioning our branch network. Most recently we launched Carver 2001, a comprehensive review of Carver's operational practices, intended to increase productivity, reduce costs, and introduce best practices. It will also include the investigation of new technologies for our customers and employees.

"While we are clearly unsatisfied with the results for fiscal year 2000, we believe that we have established a more solid foundation upon which to build customer satisfaction and shareholder value. While there is still a lot of work to be done, we are confident in our prospects for the future," Ms. Wright concluded.

RESULTS OF OPERATIONS FOR THE FOURTH QUARTER OF FISCAL YEAR 2000

Comparing the fourth quarter of fiscal year 2000 to the comparable prior year period, the decrease in net income was primarily due to increases in non-interest expenses and the provision for possible loan losses, offset in part by an increase in net interest income and non-interest income.

Interest income decreased by $194,000 or 2.8% to $6.8 million for the three-month period ended March 31, 2000, compared to $7.0 million for the same period last year. The decrease in interest income is primarily attributable to decreases of $286,000 and $231,000 in interest earned on loans receivable and mortgage-backed securities, respectively, offset by increases of $252,000 in interest earned on investment securities, and $70,000 in other interest earning assets. These variances are attributable to a shift in assets from higher yielding loans and mortgage-backed securities to investment securities.

Interest expense decreased by $406,000 or 10.8% to $3.4 million for the three-month period ended March 31, 2000, compared to $3.8 million for the comparable prior year period. The decrease in interest expense is primarily attributable to a decrease of $354,000 in interest expense on borrowed money, resulting from a decrease in the average cost and the average balance of borrowed money.

Net interest income before the provision for possible loan losses increased by $212,000 or 6.6% to $3.4 million for the three-month period ended March 31, 2000 compared to $3.2 million for the same period last year. Net interest income after the provision for possible loan losses remained at $2.9 million, virtually unchanged from the prior year period.

The Company provided $494,000 for possible loan losses for the three-month period ended March 31, 2000 compared to $219,000 in the same period last year. The provision for possible loan losses for the fourth quarter of fiscal year 2000 represents the amount required to bring the allowance for possible loan losses to the level required by the Company's policy. During the fourth quarter of fiscal year 2000 the Bank charged off approximately $ 846,000 of loans. At March 31, 2000, non-performing loans totaled $2.1 million, or 0.78% of total loans compared to $4.5 million or 1.64% of total loans at March 31, 1999. At March 31, 2000, the Bank's allowance for possible loan losses was $2.9 million compared to $4.0 million at March 31, 1999, resulting in a ratio of the allowance to non-performing loans of 138.0% at March 31, 2000 compared to 89.3% at March 31, 1999 and a ratio of the allowance for possible loan losses to total loans of 1.07% and 1.46%, respectively.

Non-interest income increased $209,000 or 23.5% to $1.1 million for the three-month period ended March 31, 2000 compared to $888,000 for the same period last year. The increase in non-interest income is primarily attributable to an increase of $686,000 in other non-interest income, which offset a decrease of $477,000 in loan fees and service charges. The increase in other non-interest income is primarily due to non-recurring income of $728,000 resulting from the sale of the Alhambra Building by the Company's subsidiary, Alhambra Realty.

Non-interest expense increased by $3.6 million or 115.1% to $6.6 million for the three-month period ended March 31, 2000 compared to $3.1 million for the comparable prior year period. The increase in non-interest expense is primarily attributable to increases in salaries and employee benefits and other non-interest expenses. The increase in salaries and employees benefits is the result of one-time increases of approximately $593,000 associated with certain of the Bank's benefit plans. The increase in other non-interest expenses is primarily attributable to approximately $870,000 of costs associated with the Company's proxy battle with BBC Capital Market, Inc. as well as approximately $1.8 million of accounting records adjustments required to expense assets no longer deemed recoverable by the Company.

RESULTS OF OPERATIONS FOR FISCAL YEAR 2000

Comparing fiscal year 2000 to fiscal year 1999, the decrease in the net loss was primarily due to decreases in non-interest expenses and the provision for possible loan losses, as well as a decrease in interest expense, offset in part by decreases in interest income.

Interest income decreased by $1.1 million or 3.9% to $27.4 million for fiscal year 2000, compared to $28.5 million for fiscal year 1999. The decrease in interest income is primarily attributable to decreases of $1.1 million and $1.8 million in interest earned on loans receivable and mortgage-backed securities, respectively, offset in part by an increase of $1.8 million in interest earned on investment securities. This reflects the shift in funds from loans and mortgage-backed securities to investment securities that existed throughout much of the year.

Interest expense decreased by $806,000 or 5.4% to $14.0 million for the twelve-month period ended March 31, 2000, compared to $14.8 million for the prior year. The decrease in interest expense is primarily attributable to a decrease of $997,000 in interest expense on borrowed money, resulting from a decrease in the average cost and the average balance of borrowed money.

Net interest income before the provision for possible loan losses decreased by $301,000 or 2.2% to $13.4 million for the twelve-month period ended March 31, 2000 compared to $13.7 million for the same period last year. Net interest income after the provision for possible loan losses increased by $2.7 million, or 27.3% to $12.3 million compared to $9.6 million for the prior year. The increase in net interest income after the provision for possible loan losses reflects a $2.9 million decrease in the provision for possible loan losses for fiscal year 2000.

The Company provided $1.1 million for possible loan losses for fiscal year 2000 compared to $4.0 million for the fiscal year 1999. The provision for possible loan losses for fiscal year 2000 represents the amount required to bring the allowance for possible loan losses to the level required by the Company's policy. During fiscal year 2000 the Bank charged off approximately $2.6 million of loans. At March 31, 2000, non-performing loans totaled $2.1 million, or 0.78% of total loans compared to $4.5 million or 1.64% of total loans at March 31, 1999. At March 31, 2000, the Bank's allowance for possible loan losses was $2.9 million compared to $4.0 million at March 31, 1999, resulting in a ratio of the allowance to non-performing loans of 138.0% at March 31, 2000 compared to 89.3% at March 31, 1999 and a ratio of the allowance for possible loan losses to total loans of 1.07% and 1.46%, respectively.

Non-interest income increased $157,000 or 6.6% to $2.5 million for fiscal year 2000 compared to $2.4 million for fiscal year 1999. The increase in non-interest income is primarily attributable to an increase of $482,000 in other non-interest income, which offset a decrease of $320,000 in loan fees and service charges. The increase in other non-interest income is primarily due to non-recurring income of $728,000 resulting from the sale of the Alhambra Building by the Company's subsidiary, Alhambra Realty.

Non-interest expense decreased by $2.1 million or 11.9% to $15.8 million for fiscal year 2000 compared to $18.0 million for the prior fiscal year. The decrease in non-interest expense is primarily attributable to a decrease of $2.5 million in other non-interest expenses offset by an increase of $475,000 in salaries and employee benefits. The increase in salaries and employees benefits is the result of increased expenses associated with certain of the Bank's benefit plans. The decrease in other non-interest expenses is primarily attributable to reductions in consultant fees and reconciliation adjustments.

BALANCE SHEET SUMMARY AS OF MARCH 31, 2000

At March 31, 2000, total assets increased $3.6 million or 0.9% to $420.1 million compared to $416.5 million at March 31, 1999. This increase is primarily attributable to an increase of $25 million in investment securities held to maturity, offset in part by decreases of $5.0 million in securities available for sale, $12.4 million in mortgage-backed securities held to maturity, $374,000 in loans receivable, net, and $4.2 million in other assets.

At March 31, 2000 total liabilities increased $2.2 million or 0.6 % to $387.5 million compared to $385.3 million at March 31, 1999. This increase is primarily attributable to an increase of $4.9 million or 1.8% in deposits offset in part by a decrease of $3.5 million in borrowed funds. The increase in deposits reflects increases of $4.5 million in NOW accounts, $1.6 million in regular savings accounts and $475,000 in certificates of deposit, offset in part by decreases of $1.5 million in MMA accounts and $92,000 in Club accounts.

At March 31, 2000, total stockholders' equity increased $1.5 million or 4.7% to $32.6 million compared to $31.2 million at March 31, 1999. The increase in stockholders' equity primarily reflects an increase of $2.4 million representing the net proceeds from the issuance of convertible preferred securities during the fourth quarter of fiscal year 2000, offset in part by a decrease in retained earnings resulting from the net loss incurred for fiscal year 2000.


Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, which is the largest independent African- and Caribbean-American run financial institution in the U.S., operates six full service branches in the New York City boroughs of Brooklyn, Queens and Manhattan.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS CONSISTING OF ESTIMATES WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY AND THE BANK THAT ARE SUBJECT TO VARIOUS FACTORS WHICH COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE ESTIMATES. THESE FACTORS INCLUDE, WITHOUT LIMITATION, THE COMPANY'S SUCCESS IN IMPLEMENTING ITS INITIATIVES, CHANGES IN GENERAL, ECONOMIC AND MARKET, LEGISLATIVE AND REGULATORY CONDITIONS AND THE DEVELOPMENT OF AN ADVERSE INTEREST RATE ENVIRONMENT THAT ADVERSELY EFFECTS THE INTEREST RATE SPREAD OR OTHER INCOME ANTICIPATED FROM THE COMPANY'S OPERATIONS AND INVESTMENTS. THE COMPANY AND THE BANK ASSUME NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT THE ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING SUCH FORWARD-LOOKING STATEMENTS.

                                      # # #

                                    CARVER BANCORP, INC
                            CONSOLIDATED STATEMENTS OF INCOME
                                       (Unaudited)

                                               Three Months Ended              Twelve-Months
                                                   March 31,                     March 31,
                                             2000           1999           2000            1999
                                         -----------     ----------    -----------     -----------
Interest Income:
  Loans                                  $ 4,793,094     $5,079,067    $19,442,840     $20,576,506
  Mortgage-backed securities                 863,412      1,094,006      3,640,555       5,430,638
  Investment securities                      927,434        675,476      3,593,178       1,800,738
  Other interest earning assets              177,937        107,563        689,929         665,544
                                         -----------     ----------    -----------     -----------
    Total interest income                  6,761,877      6,956,112     27,366,502      28,473,426
                                         -----------     ----------    -----------     -----------

Interest expense:
  Deposits                                 2,119,667      2,171,501      8,612,026       8,421,226
  Advances and other borrowed money        1,246,110      1,600,069      5,396,833       6,393,457
                                         -----------     ----------    -----------     -----------
    Total interest expense                 3,365,777      3,771,570     14,008,859      14,814,683
                                         -----------     ----------    -----------     -----------

Net interest income                        3,396,100      3,184,542     13,357,643      13,658,743
Provision for loan losses                    494,300        219,427      1,099,300       4,029,996
                                         -----------     ----------    -----------     -----------
Net interest income after
   provision for loan losses               2,901,800      2,965,115     12,258,343       9,628,747
                                         -----------     ----------    -----------     -----------

Non interest income:
  Loan fees and service charges               77,459        554,350        353,215         673,541
  Gain or (loss) on sale of securities             -           (993)             -           3,948
  Other income                             1,020,107        334,428      2,186,206       1,704,667
                                         -----------     ----------    -----------     -----------
    Total non-interest income              1,097,566        887,785      2,539,421       2,382,156
                                         -----------     ----------    -----------     -----------

Non-interest expense:
  Salaries and employee benefits           1,971,456      1,265,123      5,722,355       5,247,525
  Net occupancy expenses                     429,681        610,450      1,463,052       1,490,592
  Equipment                                  510,008        346,359      1,350,710       1,409,429
  Others                                   3,730,314        865,508      7,287,053       9,815,474
                                         -----------     ----------    -----------     -----------
     Total non-interest expenses           6,641,459      3,087,440     15,823,170      17,963,020
                                         -----------     ----------    -----------     -----------

Income (loss) before income taxes         (2,642,093)       765,460     (1,025,406)     (5,952,117)
Income taxes                                       -              -                              -
Income taxes (benefit)                        87,030              -        110,030      (1,499,367)
                                         -----------     ----------    -----------     -----------
  Net income (loss)                       (2,729,123)       765,460     (1,135,436)     (4,452,750)
                                         ===========     ==========    ===========     ===========
Net income (loss)available to common
  stock shareholders:
  Primary                                $(2,773,276)    $  765,460    $(1,179,589)    $(4,452,750)
                                         ===========     ==========    ===========     ===========
Net Income (loss) per common share:
  Primary                                $     (1.23)    $     0.35    $     (0.53)    $     (20.2)
                                         ===========     ==========    ===========     ===========
Weighted average number of common share
   outstanding
  Primary                                  2,247,662      2,213,596      2,238,846       2,206,133
                                         ===========     ==========    ===========     ===========

                                      CARVER BANCORP, INC
                        CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                          (Unaudited)

                                                                          As of          As of
                                                                        March 31,       March 31,
ASSETS                                                                    2000            1999
                                                                    -------------    ------------
Cash and due from banks                                             $  10,902,497    $ 11,120,748
Other interest earning assets                                          11,300,000      10,200,000
                                                                    -------------    ------------
    Total cash and cash equivalents                                    22,202,497      21,320,748
                                                                    -------------    ------------
Investment securities held to maturity                                 24,995,850               -
Securities available for sale                                          24,952,220      29,918,137
Mortgage-backed securities held to maturity, net
  (estimated fair values of $51,939,162 and $65,693,568
  at March 31, 2000 and March 31, 1999)                                54,229,230      66,584,447
Loans receivable                                                      273,083,331     274,541,950
   Less allowance for loan loss                                        (2,935,314)     (4,020,099)
                                                                    -------------    ------------
   Loans receivable, net                                              270,148,017     270,521,851
                                                                    -------------    ------------
Real estate owned, net                                                    922,308         184,599
Property & equipment, net                                              11,175,334      11,884,983
Federal Home Loan Bank of New York stock, at cost                       5,754,600       5,754,600
Accrued interest receivable                                             2,653,266       2,860,693
Excess of cost  over net assets acquired, net                             816,780       1,029,853
Other assets                                                            2,268,430       6,422,933
                                                                    -------------    ------------
  Total assets                                                      $ 420,118,532    $416,482,844
                                                                    =============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                                          $ 281,941,338    $276,999,074
  Securities sold under agreement to repurchase                        31,337,000      35,337,000
  Advances from Federal Home Loan Bank of New York                     66,688,456      65,708,466
  Other borrowed money                                                    553,201         992,619
  Advance payments for taxes                                                    -               -
  Other liabilities                                                     6,957,680       6,270,419
                                                                    -------------    ------------
    Total liabilities                                                 387,477,675     385,307,578
                                                                    -------------    ------------

Stockholders' Equity:
  Preferred stock, $001 par value per share;
    1,000,000 shares authorized; 1000 shares issued and outstanding         1,000              --
  Common stock, $001 par value per share, 5,000,000 shares
    authorized; 2,314,275 shares issued and outstanding                    23,144          23,144
  Additional paid-in capital                                           23,789,111      21,423,574
  Retained Earnings-substantially restricted                            9,479,552      10,721,168
  Common stock acquired by Employee Stock Ownership Plan                 (651,950)       (992,620)
Unrealized (loss) net, on securities available for sale                        --              --
                                                                    -------------    ------------
  Total stockholders' equity                                           32,640,857      31,175,266
                                                                    -------------    ------------
   Total liabilities and stockholders' equity                       $ 420,118,532    $416,482,844
                                                                    =============    ============


                 See Notes to Consolidated Financial Statements